Exhibit 99.1

Bankrate, Inc. Provides Update on Late Filing of its 2014 Annual Report on Form 10-K

NEW YORK, N.Y. – March 20, 2015 – Bankrate, Inc. (NYSE: RATE) today announced that, as  previously disclosed by the Company in its Form 12b-25 filed with the Securities and Exchange Commission on March 3, 2015, the Company is unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2014 pending completion of the previously announced internal review of the Company’s financial statements for each of fiscal years 2011, 2012 and 2013.

The Company also announced that it has received a notice from the New York Stock Exchange (NYSE) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Exchange has informed the Company that, under the NYSE rules, the Company will have six months, from March 17, 2015 to file its Annual Report on Form 10-K with the SEC.  The Company can regain compliance with the NYSE listing standards prior to such date by filing the Annual Report on Form 10-K with the Securities and Exchange Commission.  If the Company fails to file the Annual Report on Form 10-K prior to such date, then the NYSE may grant, at its discretion, a further extension of up to six additional months, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may commence delisting proceedings at any time if the circumstances warrant.  The Company is working to complete its internal review and to file its Annual Report on Form 10-K as soon as possible.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator, and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, CreditCards.com, InsuranceQuotes.com and Caring.com, our flagship websites, and other owned and operated personal finance websites, including Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, CarInsuranceQuotes.com, Insweb.com, CreditCards.ca, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of over 600 local markets, Bankrate generates rate tables in all 50 U.S. states. Bankrate develops and provides web services to over 100 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC, and Bloomberg. In addition, Bankrate licenses editorial content to over 500 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times, and The Boston Globe.

###

For more information contact:

Kayleen Yates

Senior Director, Corporate Communications

kyates@bankrate.com

(917) 368-8677